Exhibit 10.15

AMENDMENT NO. 1 TO MASTER MANUFACTURING SERVICES AGREEMENT

This Amendment No. 1 to the Master Manufacturing Services Agreement (this “Amendment”) effective January 1, 2017 (the “Amendment Effective Date”), between Osmotica Pharmaceutical US LLC, a Delaware limited liability company, having its principal place of business at 895 Sawyer Road, Marietta, Georgia 30062 (“Client”) and Patheon Pharmaceuticals Inc. a Delaware corporation having its principal place of business at 2110 East Galbraith Road, Cincinnati, OH 45237-1625 (“Patheon”), and together with Client, the “Parties”, and each, a “Party”).

Background:  The Parties entered into a Master Manufacturing Services Agreement effective August 21, 2014 (the “Master Agreement”). The Parties desire to amend the Master Agreement i) to revise the Confidentiality provisions, ii) to allow Client to use alternate suppliers in certain circumstances, and iii) to allow Client to maintain one alternate, qualified source for tablet, manufacturing, packaging and bottling to be utilized by Client under certain circumstances. Under Section 13.11 of the Master Agreement, any amendment to the Master Agreement must be in writing signed by an authorized representative of each Party.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.                                      Definitions. Capitalized terms used and not defined in this Amendment have the respective meanings assigned to them in the Master Agreement.

2.                                      Amendments to the Master Agreement. As of the Amendment Effective Date, the Master Agreement is hereby amended as follows:

(a)                                 Section 11.1, Confidentiality, is deleted in its entirety and replaced with the following:

“11.1                  Confidentiality. The Confidentiality Agreement is hereby incorporated into this Agreement by reference and will apply to all information disclosed by the parties under this Agreement or any Product Agreement. The confidentiality terms of this Agreement will apply during the term of this Agreement and any Product Agreement and will survive the termination or expiration of this Agreement for three years. But with respect to any Confidential Information that constitutes a “trade secret”, the confidentiality obligations and restrictions will remain in effect for so long as the Confidential Information retains its hade secret status under applicable law.

(b)                                 Section 5.1(e) is hereby amended by adding the following language as a new Section 5.1(e)(iv):

“(iv)                        Alternate Qualified Source

A)                                   Performance Issues. In addition to the provisions of Sections 5.1(e)(ii) and 5.1 (e)(iii) and any other rights and remedies in this Agreement, if Patheon a) is unable to supply the

Product to Client in the amount and in the manner ordered by Client in any Purchase Order for three or more consecutive months; or b) has Late Deliveries on three or more Purchase Orders in a single quarter, Client will have the right to use one or more alternate suppliers of the Product, including Client and its affiliates, to provide Product, packaging and/or labeling to Client. Client will have the right to continue using these alternate suppliers for supply of Product until Patheon provides Client written notice that Patheon has corrected the foregoing performance issues. After receipt of this notice, the parties will reasonably agree to a schedule to increase the supply of Product supplied by Patheon and decrease the supply of Product provided by the alternate suppliers. Client will not place any new orders with the alternate suppliers for delivery of Product more than 90 days after receipt of the notice unless Patheon approves. Client will begin placing new Finn Orders with Patheon for delivery in the fourth month following receipt of the notice and going forward as provided in this Agreement.

B)                                   Force Majeure Events. In addition to the provisions of Sections 5.1(e)(ii) and 5.1(e)(iii) and any other rights and remedies in this Agreement, and notwithstanding anything to the contrary in Section 13.7, Force Majeure, if Patheon is unable to supply the Product to Client in the amount and in the manner ordered by Client in any Purchase Order due to a Force Majeure Event, Client will have the right to use one or more alternate suppliers of the Product, including Client and its affiliates, to provide Product, packaging and/or labeling to Client instead of buying the Product from Patheon. Client will have the right to continue using the alternate suppliers for supply of Product until Patheon provides Client written notice that Patheon has corrected the issues related to the Force Majeure Event. After receipt of this notice, the parties will reasonably agree to a schedule to increase the supply of Product supplied by Patheon and decrease the supply of Product provided by the alternate suppliers. Client will not place any new orders with the alternate suppliers for delivery of Product more than 90 days after receipt of the notice unless Patheon approves. Client will begin placing new Finn Orders with Patheon for delivery in the fourth month following receipt of the notice and going forward as provided in this Agreement.

C)                                   Patheon will cooperate with and assist Client in good faith as reasonably requested by Client to qualify any alternate suppliers at Client’s reasonable expense.

3.                                      Date of Effectiveness: Limited Effect. This Amendment will become effective on the Amendment Effective Date and will apply to all information disclosed under the Master Agreement. Except as modified by this Amendment, all of the terms of the Master Agreement remain unchanged. The “Background” section of this document is incorporated into this Amendment.

4.                                      Miscellaneous.

(a)                                 This Amendment is governed by, and construed in accordance with, the laws of the State of New York without regard to the conflict of law provisions of that State.

(b)                                 This Amendment may be executed in counterparts, each of which is deemed an original, but all of which constitutes one and the same agreement. Delivery of an executed counterpart of this Amendment electronically will be effective as delivery of an original executed counterpart of this Amendment.

(c)                                  Each Party will pay its own costs and expenses in connection with this Amendment (including the fees and expenses of its advisors, accountants and legal counsel).

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the Amendment Effective Date.

Osmotica Pharmaceutical US LLC

By:	/s/ Richard G. Buecheler

Name: Richard G. Buecheler

Title: Senior Vice President of Technical Operations

Date:	4/27/2017

Patheon Pharmaceuticals

By:	/s/ Nicholas M. Buschur

Name: Nicholas M. Buschur

Title: Executive Director and General Manager

Date:	4/27/2017